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                                                                    EXHIBIT 99.3
                     [First Charter Corporation Letterhead]
                                                                          , 1995
Dear Fellow Shareholder:
     You are cordially invited to attend a Special Meeting of Shareholders of
First Charter Corporation ("First Charter"), which will be held on December   ,
1995, at      a.m., local time, at the Cabarrus Country Club, located on
Weddington Road, in Concord, North Carolina.
     On September 13, 1995, First Charter and Bank of Union ("Union") entered into an Agreement and Plan of Merger (the "Agreement") to combine Union with First Charter by merging a wholly owned subsidiary of First Charter into Union. The merger will result in Union becoming a subsidiary of First Charter and will cause each share of Union common stock to be converted into 0.75 of a share of First Charter common stock.
     At our Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement, along with the issuance of First Charter common stock to Union shareholders thereunder.
     The proposed merger has been approved by the Board of Directors of each company. Your Board of Directors believes that the merger provides enhanced opportunities to maximize the individual and collective strengths of the two companies in serving the interests of their shareholders, customers, employees and communities. Your Board has determined that the merger is in the best interest of First Charter and its shareholders and recommends that you vote FOR approval of the Agreement.
     Consummation of the merger is subject to certain conditions, including the approval of the Agreement by First Charter's and Union's shareholders and the approval of the merger by various regulatory agencies.
     Specific information regarding the Special Meeting and the Agreement is enclosed in the format Notice of Special Meeting and Proxy Statement-Prospectus. Please read these materials carefully.
     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL
MEETING, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF FIRST CHARTER COMMON STOCK VOTED WITH RESPECT TO THE MERGER IS REQUIRED TO APPROVE THE AGREEMENT. THEREFORE, I URGE YOU TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY APPOINTMENT CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING.
     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Agreement.
                                         Sincerely,
                                         LAWRENCE M. KIMBROUGH
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER